Exhibit 99.1

Company Contact Paul W. Hawran Chief Financial Officer (858) 202-9000	Investor Relations Contact Lippert/Heilshorn & Associates Jody Cain (jcain@lhai.com) Bruce Voss (bvoss@lhai.com) (310) 691-7100

For Immediate Release

SEQUENOM REPORTS 2008 FIRST QUARTER FINANCIAL RESULTS

Conference call begins today at 4:30 p.m. Eastern time

SAN DIEGO, April 30, 2008 – Sequenom, Inc. (NASDAQ: SQNM), a leading provider of genetic analysis solutions, today reported financial results for the three months ended March 31, 2008.

Sequenom reported quarterly revenues for the first quarter of 2008 of $10.6 million, an increase of 7%, compared with revenues of $9.9 million for the first quarter of 2007. The increase in revenues for the quarter was primarily due to an increase in non-U.S. system sales, consumables product sales, and growth in the Contract Research Services group. The net loss for the first quarter of 2008 was $8.6 million, or $0.19 per share, compared with $3.8 million, or $0.11 per share, for the first quarter of 2007.

Cost of product and service revenue for the first quarter of 2008 was $4.7 million, compared with $4.4 million for the first quarter of 2007, with the increase primarily associated with higher sales volumes. Overall gross margin was 56% for the first quarter of 2008, compared to 55% for the first quarter of 2007. Gross margin was higher due to improved margins for system sales and for the Contract Research Services group. Research and development expenses were $4.9 million for the first quarter of 2008, compared with $2.9 million for the same period in the prior year. Research and development expenses for the 2008 first quarter reflected additional expenses associated with noninvasive prenatal diagnostic technology and product development, product improvements and new applications for the MassARRAY® platform, and increased headcount-related expenses including higher stock-based compensation expense. Selling, general and administrative expenses of $9.2 million for the first quarter of 2008 increased from $6.7 million for the first quarter of the prior year, as a result of an expansion in the sales force in Japan and India, increased marketing and advertising expenses, headcount-related expenses including higher stock-based compensation expense. Total costs and expenses for the first quarter of 2008 were $18.7 million, compared with $14.0 million for the comparable quarter in 2007.

As of March 31, 2008 Sequenom had total short- and long-term cash and marketable securities of $43.4 million and $11.5 million in accounts receivables. During the quarter the company reclassified all of its auction rate securities ($6.9 million) from short-term to long-term and recognized an unrealized loss of $829,000 reflecting the weakness in the auction rate market.

Sequenom Reports 2008 First Quarter Financial Results

“Although this quarter’s sales performance in the United States was disappointing, we are pleased with our sales performance in Europe and the rest of world and the improving margins in our Contract Services group,” said Harry Stylli, President and Chief Executive Officer of Sequenom. “We continue to monitor the United States market demand for MassARRAY systems and remain cautiously optimistic about the business through the remainder of 2008. We plan to introduce several important products and enhancements in our genetic analysis business in the coming months, including our iSEQTM application, an entirely new application for microbial typing. We are also making progress with our molecular diagnostics programs and are on track with our goals to commercialize a noninvasive Fetalxy and Rhesus D fetal genotyping test on the MassARRAY platform in mid-year and a noninvasive prenatal test for Down syndrome in the first half of 2009.”

2008 First Quarter and Recent Highlights

•

Customer News: In January we strengthened our partnership with MetaMorphix, Inc., with its adoption of MassARRAY and iPLEX® foundation technologies. In March we announced the sales of multiple MassARRAY systems in China, with customers including the Beijing Genomics Institute and CapitalBio.

•

Down Syndrome Test Development: In February we announced a significant step in the development of our noninvasive test for Down syndrome. Studies indicated that the development-stage test was more than 95% sensitivity and approximately 99% specificity, as compared to the current marketed tests of 80% and 93%, respectively.

•

Clinical Studies: In January we announced that Sharp HealthCare was cleared to commence patient enrollment in a screening study to clinically assess its noninvasive SEQureDx™ Technology for the detection of fetal aneuploidy, including Down syndrome. Also in January we announced our intention to conduct a multi-center fetal Rhesus D (RHD) study at centers affiliated with the North American Fetal Therapy Network (NAFTNet) using our MassARRAY system and SEQureDx Technology.

•

Scientific Publications: In March an abstract of preliminary study data using DNA markers indicating the ability of our SEQureDx Technology to determine fetal gender early in pregnancy was presented at the 2008 American College of Medicine Genetics (ACMG) Annual Clinical Genetics Meeting.

2008 Corporate Goals

•

iSEQ (Microbial Typing): Within the first half of 2008, we will introduce an entirely new application for microbial typing. Combined with our genotyping capabilities this will establish MassARRAY as a superior molecular typing platform. Collaborations with the Health Protection Agency in the U.K. and the Centers for Disease Control and Prevention in the U.S. supported our development.

•	Copy Number Variation (CNV): In the current quarter, we plan to expand the suite of applications for the MassARRAY platform by enabling the analysis of copy number variations.

Sequenom Reports 2008 First Quarter Financial Results

•

Introduction of SEQureDx Technology on the MassARRAY Platform: In 2008 we will launch two LDTs (Laboratory Diagnostic Tests, also known as home brew tests) on the MassARRAY platform using SEQureDx Technology through CLIA-certified laboratories. An RHD fetal genotyping test is expected to be launched mid-year and a FetalXY Gender Screening test is expected to be transferred to partners in the current quarter, with a commercial launch expected by the end of the third quarter.

•

Closed Tube Assay: A closed tube assay should vastly improve the workflow and time associated with the MassARRAY system process. We expect to conclude commercial feasibility of such an assay in the fourth quarter of 2008.

•

International Society of Prenatal Diagnostics (ISPD) Conference: Sequenom and its collaborators will be presenting several abstracts at the ISPD conference in Vancouver, British Columbia, Canada during June 2008, including initial clinical and analytical performance data on the SEQureDx Trisomy 21 test in development.

•

Trisomy 21 LDT Test: In the fourth quarter we expect to transfer a Trisomy 21 test based on SEQureDx Technology utilizing our MassARRAY platform to regional collaborators in the U.S. for assay and clinical validation, with commercialization beginning in the first half of 2009.

2008 Financial Guidance

Sequenom confirmed its full year 2008 financial guidance provided April 3, 2008:

•	Revenues are expected to be $50 to $53 million, representing about 30% growth over 2007 revenues;
•	Gross margin is expected to improve in 2008 compared with 2007, resulting from increased operational efficiencies and cost reductions in the Contract Research Services and other business groups;
•	Research and development expenses are expected to be $24 to $26 million;
•	Selling, general, and administrative expenses are expected to be $32 to $34 million;
•	Net loss is expected to be $30 to $33 million; and
•	Cash burn is expected to be $26 to $28 million.

Conference Call

Sequenom’s management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss financial results, provide a business update and answer questions. Individuals interested in participating in the conference call may do so by dialing (866) 844-2998 for domestic callers or (706) 679-9912 for international callers. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.sequenom.com.

A webcast replay will be available on the Sequenom Web site for 14 days. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 43441498.

Sequenom Reports 2008 First Quarter Financial Results

About Sequenom

Sequenom is committed to providing the best genetic analysis products that translate genomic science into superior solutions for biomedical research, livestock and agricultural applications, molecular medicine, and noninvasive prenatal testing. Sequenom’s proprietary MassARRAY system is a high-performance nucleic acid analysis platform that efficiently and precisely measures the amount of genetic target material and variations therein. The system is able to deliver reliable and specific data from complex biological samples and from genetic target material that is only available in trace amounts. Sequenom has exclusively licensed intellectual property rights for the development and commercialization of noninvasive prenatal genetic tests for use with the MassARRAY system and other platforms.

Sequenom®, MassARRAY®, iPLEX® , iSEQTM and SEQureDx™ are trademarks of Sequenom, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s plan to introduce several important products and enhancements in its genetic analysis business and the timing thereof, the Company’s goals to commercialize noninvasive Fetalxy and fetal genotyping and Down syndrome tests and the timing thereof, and all of the statements under 2008 Corporate Goals and under 2008 Financial Guidance, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with the Company’s operating performance, demand for and market acceptance of the Company’s products, services, and technologies, new technology and product development and commercialization particularly for new technologies such as molecular diagnostics, and particularly noninvasive prenatal diagnostics, reliance upon the collaborative efforts of other parties, research and development progress, competition, government regulation, obtaining or maintaining regulatory approvals, and other risks detailed from time to time in the Company’s SEC (U.S. Securities and Exchange Commission) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other documents subsequently filed with or furnished to the SEC. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

[Tables to follow]

SEQUENOM, Inc.

Condensed Consolidated Financial Statements—March 2008

(in thousands, except per share data) Updated

Consolidated Summary of Operations—Q1 08

	Three months ended March 31,
	2008	2007
	(unaudited)	(unaudited)
Revenues:
Consumables	$4,660	$4,199
System related	4,500	4,909
Services	1,357	773
Research and other	57	11

Total revenues	10,574	9,892
Costs and expenses:
Cost of product and service revenue	4,671	4,426
Research and development expenses	4,885	2,875
Sales and marketing expenses	5,813	3,460
General and administrative expenses	3,370	3,220

Total costs and expenses	18,739	13,981

Operating loss	(8,165)	(4,089)
Loss on marketable securities	(829)	—
Interest income and other, net	382	321

Loss before incomes taxes	(8,612)	(3,768)
Deferred tax expense	(14)	—

Net loss	$(8,626)	$(3,768)

Weighted average shares outstanding, basic and diluted	45,330	33,447
Net loss per share, basic and diluted:	$(0.19)	$(0.11)

Consolidated Balance Sheet Information
	March 31, 2008	December 31, 2007
Assets:	(unaudited)	(audited)
Cash, cash equivalents, restricted cash and marketable securities	$36,370	$52,150
Accounts receivable, net	11,477	10,957
Inventories, net	5,715	4,191
Other current assets	1,251	1,094

Total current assets	54,813	68,392
Property, equipment and leasehold improvements, net	6,102	5,959
Marketable securities	6,993	1,695
Other assets	787	—

Total assets	$68,695	$76,046

Liabilities and Stockholders' Equity:
Accounts payable	$7,039	$8,408
Accrued expenses	4,675	5,760
Deferred revenue	1,527	873
Other current liabilities	1,053	661

Total current liabilities	14,294	15,702
Long-term liabilities	6,080	6,079
Stockholders' equity	48,321	54,265

Total liabilities and stockholders' equity	$68,695	$76,046